Filed Pursuant to Rule 424(b)
Registration No. 333-128646
Dated November 22, 2005
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED
NOVEMBER 14, 2005
     This supplement amends our prospectus dated November 14, 2005, relating to the sale by us of up to 198,246 shares of our common stock, par value $0.10 per share.
     You should read this supplement in conjunction with the prospectus. Additionally, this supplement is qualified by reference to the prospectus, except to the extent that the information in this supplement supersedes the information contained in the prospectus.
OFFERING PRICE OF THE SECURITIES
     We sold all of the shares of our common stock covered by the prospectus, for our own account, on November 22, 2005, in privately negotiated transactions consummated off the floor of the American Stock Exchange. The shares were sold at a price of $18.00 per share (which amount represents a discount of approximately 7% from the closing price of our Common Stock as reported by the American Stock Exchange on November 21, 2005), resulting in gross offering proceeds to us of $3,568,428.